Exhibit 23.3

Consent of Independent Public Accountants

The Board of Directors
CSW UK Finance Company:

      We consent to the incorporation by reference in the registration statements on Form S-8 and on Form S-3 of Central and South West Corporation of our report dated 18 January 2000, with respect to the consolidated balance sheets of CSW UK Finance Company as of 31 December 1998 and 1997, and the related consolidated statements of earnings and cash flows for the years then ended, which report appears in the 31 December 1999, annual report on Form 10-K of Central and South West Corporation.

KPMG Audit Plc                                               London, England
Chartered Accountants                                        3 February 2000
Registered Auditors


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